EXHIBIT 4(xx)

  Amendment Agreement Number Four among CRIIMI MAE Inc., CIBC, Inc., National
    Australia Bank Limited, New York Branch, Signet Bank/Virginia, The Fuji Bank, LTD., New York Branch, Bank Hapoalim B.M. and Canadian Imperial Bank
                          of Commerce, New York Agency







                            AMENDMENT AGREEMENT No. 4


          AMENDMENT AGREEMENT No. 4 dated as of September 20, 1995 ("Amendment Agreement") to the Credit Agreement (as defined below) among CRIIMI MAE Inc. (the "Company"), CIBC INC. ("CIBC"), NATIONAL AUSTRALIA BANK LIMITED, NEW YORK BRANCH ("NAB"), SIGNET BANK/VIRGINIA ("Signet"), THE FUJI BANK, LTD., NEW YORK BRANCH ("Fuji"), BANK HAPOALIM B.M.("Hapoalim"), (CIBC, NAB, Signet, Fuji and Hapoalim are referred to collectively as the "Lenders") and CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK AGENCY, as administrative agent for the Lenders (the "Administrative Agent").

                                    RECITALS

          The Lenders, the Company and the Administrative Agent are parties to a Revolving Credit Agreement dated as of February 28, 1994, as amended by Amendment Agreement No. 1 dated as of June 1, 1994, Amendment Agreement No. 2 dated as of December 9, 1994 and Amendment Agreement No. 3 dated as of June 5, 1995, (the "Credit Agreement") under which the Lenders have made Loans (as defined therein) to the Company;

          The Revolving Credit Loans and the obligations of CRIIMI MAE are secured under a Security Agreement dated as of February 28, 1994 among the Company, the Administrative Agent and Chemical Bank as Collateral Agent (the "Security Agreement"); and

          The Company has requested, and the Lenders and the Administrative Agent are willing to agree to, an amendment to the Credit Agreement to modify certain covenants contained therein, as set forth below.

          Accordingly, the parties hereby agree as follows:

          Section 1. Definitions. Capitalized terms used in this Amendment Agreement and not otherwise defined herein shall have the respective meanings assigned to them in the Credit Agreement.

          Section 2. Amendments. Subject to the conditions of effectiveness set forth in Section 4 of this Amendment Agreement, commencing as of September 22, 1995 (the "Effective Date") the Credit Agreement is amended as follows:

               a. References in the Credit Agreement (including references in the Credit Agreement as amended hereby) to "this Agreement" (and indirect references such as "hereunder", "hereby", "herein", and "hereof") shall be deemed references to the Credit Agreement as amended hereby.

               b. The definition of "Credit Termination Date" in Section 1.01 of the Credit Agreement is amended by replacing the date "August 28, 1996" with "October 13, 1995".

               c. Sections 2.03(d) and 2.08(c) of the Credit Agreement (as added in Amendment Agreement No. 2 to the Credit Agreement) are deleted in their entirety.

               d. Section 8.07 of the Credit Agreement is amended (by adding a new clause (ix) after clause (viii)) and replaced in its entirety as follows:

          "8.07 Limitation on Liens. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets (including, without limitation, the Assigned Collateral), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income (including, without limitation, from the Assigned Collateral), except (i) as provided in the Security Agreement; (ii) Liens securing any Interest Rate Hedge Agreements permitted hereunder; provided, that the aggregate market value of the collateral subject to such Liens does not exceed $12,000,000 at any time; (iii) Liens imposed by any governmental authority for taxes, assessments or charges not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or any of its Subsidiaries, as the case may be, in accordance with GAAP; (iv) Liens securing the Nomura Facilities, or such other facilities which may replace all or a part of the Nomura Facilities with substantially similar collateral;
     (v) Liens pursuant to the Amended and Restated Collateral Pledge Agreement dated December 29, 1992 securing the Signet Credit Agreement, or such other agreement which may replace such pledge agreement with substantially similar collateral; (vi) Liens securing the Indebtedness permitted by clause (vii) of Section 8.08; provided, that the collateral securing such Indebtedness will consist solely of the asset being financed; (vii) Liens securing the Indebtedness permitted by clause (viii) of Section 8.08; provided, that the collateral securing such Indebtedness will consist solely of shares of stock in CRI Liquidating REIT, Inc.; (viii) Liens securing the Indebtedness permitted by clause (x) of Section 8.08; provided, that the collateral securing such Indebtedness will consist solely of (i) shares of stock in CRIIMI, Inc., (ii) distributions arising from CRIIMI, Inc.'s general partnership interest in American Insured Mortgage Investors ("AIM84"), American Insured Investors - Series 85 ("AIM85"), - Series 86 ("AIM86") and - Series 88 ("AIM88"), (iii) the Company's or its Subsidiaries' general and limited partnership interests in CRI/AIM Investment L.P. and (iv) the subadvisory fees generated by a management agreement between CRI/AIM Management, Inc. (or its successor, CRIIMI MAE Services Limited Partnership) and AIM Acquisition Partners, L.P.; and (ix) Liens securing the Indebtedness permitted by clause (xii) of Section 8.08; provided, that the collateral securing such Indebtedness will consist solely of the 'Freddie Mac Giant GNMA-Backed Securities (Guaranteed)', which represent ownership interests in fully modified pass-through mortgage securities."

               e. Section 8.08 of the Credit Agreement is amended (by adding a proviso to the existing clause (vi) and by relettering the existing clause (xii) thereof as clause "(xiii)" and by adding new clauses (xii)) and replaced in its entirety as follows:

          "8.08 Limitation on Indebtedness. The Company will not, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness, whether current or funded, or any other liability, except (i) Indebtedness on account of the Loans;
     (ii) other Indebtedness to the Administrative Agent or the Lenders arising hereunder; (iii) Indebtedness under any Interest Rate Hedge Agreement entered into pursuant to Section 8.13 or under any other Interest Rate Hedge Agreement with one or more other parties which is a rate cap or similar agreement; (iv) existing Indebtedness on the date hereof described in Section 7.12; (v) Indebtedness pursuant to the Signet Credit Agreement, as amended, up to a maximum aggregate amount of Indebtedness under such agreement of $85,000,000;
     (vi) Indebtedness pursuant to the Nomura Facilities up to a maximum aggregate amount of Indebtedness under such facility of $500,000,000; provided, that the maximum aggregate amount of such Indebtedness shall not exceed $300,000,000 on or after September 27, 1995;
     (vii) Indebtedness for the financing of Other Mortgage Investments (as defined in Section 8.17(b)) up to a maximum aggregate amount of Indebtedness for such purpose of $100,000,000; provided, that such Indebtedness shall not exceed 80% of the aggregate purchase price of each such Other Mortgage Investment (or one or more tranches of a specific series of mortgage pass-through certificates or similar securities constituting Other Mortgage Investments);
     (viii) Indebtedness not in excess of $10,000,000 for a working capital line; (ix) Indebtedness under agreements which replace all or part of the Indebtedness permitted by clause (v) or (vi) above in a maximum aggregate amount not to exceed the respective amounts permitted by such clauses; (x) Indebtedness assumed in connection with the merger of certain affiliates of C.R.I., Inc. with the Company or its affiliates not to exceed $9,200,000; (xi) Indebtedness under the deferred compensation arrangement with William B. Dockser and H. William Willoughby in an aggregate amount not exceeding $5,100,000; provided, that such Indebtedness is permitted only so long as (x) the Company holds a note receivable in the same amount evidencing the obligation of certain affiliates of C.R.I., Inc. and (y) C.R.I., Inc. continues to make principal payments on such receivable to the Company; (xii) Indebtedness of Criimi Mae Financial Corporation II, a wholly-owned special purpose Subsidiary of the Company, under a funding note purchased by the Federal Home Loan Mortgage Corporation in an aggregate amount not exceeding $250,000,000; and (xiii) any other Indebtedness expressly approved by the Required Lenders."

               f. Section 8.18 of the Credit Agreement is amended (by adding a new proviso (z) after proviso (y)) and replaced in its entirety as follows:

          "8.18 Transactions with Affiliates. Except as expressly permitted by this Agreement, the Company will not, nor will it permit any of its Subsidiaries to, directly or indirectly: (a) transfer, sell, lease, assign or otherwise dispose of any Property to an Affiliate; (b) merge into or consolidate with or purchase or acquire Property from an Affiliate; or (c) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided, that (x) any Affiliate who is an individual may serve as a director, officer or employee of the Company or any of its Subsidiaries and receive reasonable compensation for his or her services in such capacity, (y) the Company and its Subsidiaries may enter into transactions (other than extensions of credit by the Company or any of its Subsidiaries to an Affiliate) providing for the leasing of Property, the rendering or receipt of services or the purchase or sale of inventory and other Property in the ordinary course of business if the monetary or business consideration arising therefrom would be substantially as advantageous to the Company and its Subsidiaries as the monetary or business consideration which would obtain in a comparable transaction with a Person not an Affiliate, and (z) the Company may transfer, sell, lease or assign up to $251,000,000 of Mortgage-Backed Securities, which (after such transfer, sale, lease or assignment) do not constitute Assigned Collateral, to its wholly-owned Subsidiary, Criimi Mae Financial Corporation II."

          Section 3. Commitment Reduction. The Company hereby gives irrevocable notice to the Administrative Agent and the Lenders of the permanent reduction of the aggregate amount of the Commitments on September 22, 1995 to $70,000,000.

          Section 4. Conditions Precedent. The amendments to the Credit Agreement set forth in Section 2 of this Amendment Agreement shall become effective as of the Effective Date if, and only if, the following conditions shall have been fulfilled to the satisfaction of the Administrative Agent:

               a. the representations and warranties of the Company set forth in Section 6 hereof, in Section 7 of the Credit Agreement and in Section 3.1 of the Security Agreement shall be true and correct with the same force and effect as if made on and as of such date;

               b. no Default or Event of Default under the Credit Agreement shall have occurred and be continuing;

               c. there shall not have occurred any change, or development or event involving a prospective change, which in the opinion of the Required Lenders could have a Material Adverse Effect;

               d. the Company shall have delivered to the Administrative Agent certificate(s) of a senior officer of the Company dated as of the Effective Date and, if different, dated as of the date on which all parties shall have executed this Amendment Agreement certifying as to (i) the items in paragraphs (a), (b) and (c) of this Section 4 of this Amendment Agreement, (ii) the resolutions of the Board of Directors of the Company relating to the transactions contemplated herein, and (iii) the name and authorized signature of each officer authorized to sign this Amendment Agreement;

               e. the Company, the Administrative Agent and the Required Lenders shall have executed this Amendment Agreement;

               f. the Company shall have tendered or paid to the Administrative Agent the fees and expenses set forth in Section 7 of this Amendment Agreement; and

               g. the Company shall have complied with any other reasonable request of the Administrative Agent or any Lender.

          Section 5. Compensation. The Company agrees that, notwithstanding clause (i) of the definition of "Interest Period" in Section 1.01 of the Credit Agreement, for purposes of Section 5.05(a) of the Credit Agreement, repayment of the Loans on the Commitment Termination Date (as in effect after giving effect to the amendments hereunder) shall be deemed a repayment on a date other than the last day of the current Interest Periods therefore and the Company shall compensate each Lender for any loss, cost or expense attributable thereto.

          Section 6. Representations and Warranties. The Company represents and warrants to the Administrative Agent and the Lenders that:

               a. the execution, delivery and performance of this Amendment Agreement has been duly authorized by all necessary corporate action on its part and do not and will not (i) violate any provision of law, rule, regulation, order, writ, judgment, injunction, decree, determination or award as currently in effect to which it is subject or of its certificate of incorporation or by-laws, (ii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which it is a party or by which it or any of its properties is bound, (iii) result in, or require, the creation or imposition of any mortgage, deed of trust, assignment, pledge, Lien, security interest or other charge or encumbrance of any nature upon or with respect to any of its properties, (iv) require any authorization, consent, approval, license, exemption of or filing with any commission, board, bureau, agency or instrumentality or (v) require the consent of any other Person;

               b. this Amendment Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and to equitable principles; and

               c. no Default or Event of Default under the Credit Agreement exists or will result from the execution of this Amendment Agreement.

          Section 7.  Miscellaneous.

               a. This Amendment Agreement shall be governed by and construed in accordance with the laws of the State of New York.

               b. Except as expressly set forth herein, the Credit Agreement, the Notes, the Security Agreement and all other related documents shall remain unmodified and in full force and effect. The execution, delivery and effectiveness of this Amendment Agreement shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Company, any Lender or the Administrative Agent under any of the Credit Agreement, the Notes, the Security Agreement or any related document, nor, except as expressly provided herein, constitute a waiver of any provision of any such document.

               c. This Amendment Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

               d. The Company will pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent, including reasonable fees and disbursements of counsel for the Administrative Agent, in connection with this Amendment Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Amendment Agreement as of the date first above written.

                                   CRIIMI MAE INC.




                                   By:     /s/ Jay R. Cohen
                                           -------------------------
                                   Title:  Executive Vice President






                                   CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK
                                   AGENCY,
                                    as Administrative Agent




                                   By:     /s/ Daniel J. Conlon
                                           -----------------------
                                   Title:  Authorized Signatory






                                   CIBC INC.,
                                    as Lender




                                   By:     /s/ Lu Ann Bowers
                                           ---------------------
                                   Title:  Vice President




                                   NATIONAL AUSTRALIA BANK LIMITED, NEW YORK
                                   BRANCH,
                                    as Lender




                                   By:    /s/ T. F. Kilfoyle
                                          ------------------------
                                   Title: Vice President




                                   SIGNET BANK/VIRGINIA,
                                    as Lender




                                   By:    /s/ Barry E. Cooper
                                          ---------------------
                                   Title: Vice President
                                   THE FUJI BANK, LTD., NEW YORK BRANCH, as
                                   Lender



                                   ______________________________
                                   By:
                                   Title:






                                   BANK HAPOALIM B.M.,
                                    as Lender



                                   _______________ _____________
                                   By:             By:
                                   Title:          Title: